Exhibit 99.1

  AEP INDUSTRIES INC. REPORTS FISCAL 2005 SECOND QUARTER AND SIX MONTH RESULTS

    SOUTH HACKENSACK, N.J., June 13 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company") today reported financial results for its fiscal second quarter and six months ended April 30, 2005.

    Net sales increased $28,342,000 or 18.1 percent in the 2005 second quarter to $184,857,000 compared with $156,515,000 in fiscal 2004 second quarter. The worldwide net sales includes $2,730,000 of positive impact of foreign exchange and other increases of $25,612,000 or 16.4 percent. The other increases in net sales during the 2005 second quarter was primarily due to a 19.2 percent increase in unit sales prices offset by a 2.3 percent decline in sales volume.

    For the first six months of fiscal 2005, net sales rose $65,905,000 or 22.2 percent to $362,179,000 compared with $296,274,000 in the same period last year. Net sales includes $5,804,000 of positive impact of foreign exchange and other increases of $60,101,000 or 20.3 percent. For the six month period, theses other increases in net sales was due to a 17.3 percent increase in unit prices, combined with a 2.5 percent increase in sales volume.

    Gross profit in the second quarter of fiscal 2005 decreased $620,000 to $30,541,000 as compared to $31,161,000 in the same quarter last year. The decrease in gross profit in the 2005 second quarter is due to the above-mentioned decrease in sales volume. Gross profit per unit sold in the second quarter of fiscal 2005 was consistent with the second quarter of fiscal 2004 reflecting the Company's continuing ability to pass resin price increases through to its customers as incurred during the period.

    Gross profit for the first six months of fiscal 2005 increased $3,047,000 to $59,580,000 as compared with $56,533,000 in the same six months of the prior fiscal year. This improvement is primarily a result of the positive impact of foreign exchange combined with improved operating efficiencies partially due to the 2.5 percent volume increase in the current period.

    Operating expenses in the second quarter of fiscal 2005 were $262,000 higher than the second quarter of fiscal 2004. The increase in operating expenses included the negative impact of foreign exchange of $274,000 and the continuing costs resulting from the liquidation of FIAP of $107,000.

    For the six month period of fiscal 2005, operating expenses increased $2,524,000 and included $632,000 of negative impact of foreign exchange, continuing costs resulting from the liquidation of FIAP of $476,000 and increased legal and advisory expenses and costs related to the implementation of Sarbanes/Oxley Act of 2002 of approximately $1,400,000.

    Income from operations declined to $8,997,000 in the 2005 second quarter compared with $9,878,000 in the 2004 second quarter. This decrease is primarily the result of the previously mentioned decrease in gross profit, due to a decrease in sales volume, the continuing costs related to the FIAP liquidation, and the costs incurred relating to Sarbanes/Oxley activities.

    The Company reported income from operations of $16,014,000 for the first six months of fiscal 2005, compared with $15,324,000 in the same period last year. This improvement is primarily due to increased sales volume in the current period, partially offset by the continuing effect of the FIAP liquidation, increased legal and advisory expenses, and costs related to the Company's implementation of Sarbanes/Oxley.

    Interest expense for the quarter ended April 30, 2005 was $12,876,000, an increase of $6,937,000 from the same period in the prior year. The increased interest in the current period includes the non-cash write off of $2,600,000 related to the retirement of the Company's 9.875% Senior Subordinated Debentures combined with cash fees of approximately $4,400,000 related to the early tender of that debt.

    For the first six months of fiscal 2005 interest expense was $19,148,000, an increase of $7,251,000 over the $11,897,000 incurred in the same period of the prior year. The increase is primarily due to the above-noted expenses related to the early retirement of the Company's 9.875% Senior Subordinated Debentures.

    For the second quarter of fiscal 2005, the Company reported a loss from continuing operations of $6,361,000 or $0.75 per diluted share, compared with income from continuing operations of $1,703,000 or $0.20 per diluted share in the second quarter of fiscal 2004. For the first six months of fiscal 2005, the Company reported a loss from continuing operations of $7,065,000 or $0.84 per diluted share, compared with income from continuing operations of $97,000 or $0.01 per diluted share.

    For the 2005 second quarter the Company reported a loss form discontinued operations of $4,262,000 or $0.50 per diluted share, compared with a loss from discontinued operations of $2,496,000 or $0.30 per diluted share in the same quarter last year. The loss in the quarter is almost entirely due to the quarter's losses in Asia/Pacific which operations were sold on 5/2/05.

    The loss from discontinued operations for the first six months of fiscal 2005 was $10,055,000 or $1.19 per diluted share compared to $1,696,000 or $0.21 per diluted share in the prior year. The first six months of fiscal 2005 results include current period losses of $3,000,000 and $2,100,000 related to the Company's operations in New Zealand and Australia respectively, together with a $4,800,000 loss on the disposal of France and Termofilm.

    For the 2005 second quarter the Company reported a net loss of $10,623,000 or $1.25 per diluted share, compared with a net loss of $793,000 or $0.10 per diluted share in the same quarter last year. The net loss for the first six months of fiscal 2005 was $17,120,000 or $2.02 per diluted share compared to $1,599,000 or $0.19 per diluted share in the prior year.

    "We are excited about the positive trends in our operating results for the first six months of fiscal 2005. The improved operating profits are a direct result of the global actions we have taken to strengthen and better position our business over the past two years. In addition, during our second quarter of fiscal 2005 the company successfully refinanced $175,000,000 million of its 9.875% Senior Subordinated Debentures with the issuance of $175,000,000 million of 7.875% Senior Notes. The full impact of this refinancing will not be fully reflected in our financial statements until the third quarter," commented Brendan Barba, Chairman and Chief Executive Officer of the Company. Mr. Barba concluded by saying, "We remain focused on shareholder value and expect to see operating and financial metrics continue to improve over the coming quarters."

    The Company invites all interested parties to listen to its second quarter conference call live over the Internet at http://www.aepinc.com on Tuesday, June 14, 2005, at 10:00 a.m. ET. An archived version of the call will be made available after the call is concluded.

    AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in four countries throughout North America and Europe.

    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, EBITDA guidance and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
       (in thousands, except per share data and gross profit percentages)

                                                For the Three              For the Six
                                                Months Ended              months Ended
                                                  April 30,                 April 30,
                                           -----------------------   -----------------------
                                              2005         2004         2005         2004
                                           ----------   ----------   ----------   ----------
NET SALES                                  $  184,857   $  156,515   $  362,179   $  296,274

COST OF SALES                                 154,316      125,354      302,599      239,741

  Gross profit                                 30,541       31,161       59,580       56,533
                                                 16.5%        19.9%        16.5%        19.1%
OPERATING EXPENSES

 Delivery                                       7,540        7,566       15,267       14,697

 Selling                                        7,949        7,813       15,697       15,840

 General and Administrative                     6,043        5,891       12,758       10,661

  Total operating expenses                     21,532       21,270       43,722       41,198

OTHER OPERATING INCOME (EXPENSE):
  Gain (loss) on sales of property
   and equipment, net                             (12)         (13)         156          (11)

  Operating Income from continuing
   operations                                   8,997        9,878       16,014       15,324
OTHER INCOME (EXPENSE):
 Interest expense                             (12,876)      (5,939)     (19,148)     (11,897)
 Other, net                                        33          194         (201)         258
                                              (12,843)      (5,745)     (19,349)     (11,639)

 (Loss) income from continuing
  operations before provision
  for income taxes                             (3,846)       4,133       (3,335)       3,685
PROVISION FOR INCOME TAXES                      2,515        2,430        3,730        3,588
 Income (loss) from continuing
  operations                                   (6,361)       1,703       (7,065)          97

DISCONTINUED OPERATIONS:
 Pre-tax loss from operations                  (2,515)        (630)      (3,705)         134
 Loss from disposition                           (935)           -       (5,654)           -
 Income tax provision (benefit)                   812        1,866          696        1,830
   Net loss from discontinued
    operations                                 (4,262)      (2,496)     (10,055)      (1,696)

   Net loss                                   (10,623)  $     (793)  $  (17,120)  $   (1,599)

EARNINGS (LOSS) PER COMMON SHARE -
 Basic and Diluted
   (Loss) income from continuing
    operations                             $    (0.75)  $     0.20   $    (0.84)  $     0.01
   Loss from discontinued
    operations                             $    (0.50)  $    (0.30)  $    (1.19)  $    (0.21)
           Total net loss                  $    (1.25)  $    (0.10)  $    (2.02)  $    (0.19)

SOURCE  AEP Industries Inc.
    -0-                             06/13/2005
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries, +1-201-807-2330, feeneyp@aepinc.com/
    /Web site:  http://www.aepinc.com /